Exhibit 99.1

NEWS RELEASE 14-008	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
THIRD QUARTER 2014 RESULTS
Hornbeck Offshore Board Authorizes $150 Million Share Repurchase Program
October 29, 2014 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the third quarter ended September 30, 2014. Following are highlights for this period and the Company’s future outlook:

•	3Q2014 diluted EPS from continuing operations of $0.72 increased $0.23, or 47%, over the year-ago quarter

•	3Q2014 EBITDA from continuing operations of $79.3 million increased $19.8 million, or 33%, over the year-ago quarter

•	3Q2014 average new gen OSV dayrates were $28,049, up $500 over the sequential and year-ago quarters, respectively

•	3Q2014 utilization of the Company’s new gen OSV fleet was 82% compared to 81% a year-ago and 86% sequentially

•	3Q2014 high-spec OSV effective utilization was 80% compared to 89% a year-ago and 90% sequentially

•	3Q2014 MPSV effective utilization was 96% compared to 99% a year-ago and 100% sequentially

•	OSV Newbuild Program #5 remains 98% on-time and on-budget

•	First 12 HOSMAX OSVs have been placed in-service with four more newbuild deliveries expected by the end of 4Q2014

•	The Company has now finalized plans to convert a recently delivered 300 class OSV into a Jones Act MPSV flotel

•	Contract backlog for new gen OSV vessel-days is currently at 62% and 27% for 4Q2014 and fiscal 2015, respectively

•	Contract backlog for MPSV vessel-days is currently at 63% and 18% for 4Q2014 and fiscal 2015, respectively

•	As separately announced today, the Company’s Board has authorized a $150 million share repurchase program
The Company recorded income from continuing operations for the third quarter of 2014 of $26.6 million, or $0.72 per diluted share, compared to $17.8 million, or $0.49 per diluted share, for the year-ago quarter; and $31.2 million, or $0.85 per diluted share, for the second quarter of 2014. Diluted common shares for the third quarter of 2014 were 36.9 million compared to 36.7 million for the third quarter of 2013 and 36.8 million for the second quarter of 2014. EBITDA from continuing operations for the third quarter of 2014 increased 33.3% to $79.3 million compared to $59.5 million for the third quarter of 2013 and decreased 5.9% compared to $84.3 million for the second quarter of 2014. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 7 to the accompanying data tables. The historical results for the Downstream segment, which was sold in August 2013, have been presented as discontinued operations for all periods in this press release and the accompanying data tables.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Revenues. Revenues were $166.9 million for the third quarter of 2014, an increase of $34.0 million, or 25.6%, from $132.9 million for the third quarter of 2013; and a decrease of $4.2 million, or 2.5%, from $171.1 million for the second quarter of 2014. The year-over-year increase in Upstream revenues was primarily due to the full or partial-period contribution of 14 vessels that were placed in-service under the Company’s fifth OSV newbuild program or redelivered under the 200 class OSV retrofit program since September 2013, as well as improved spot market conditions for the Company’s MPSV fleet. The newly constructed and recently retrofitted vessels accounted for a $35.1 million year-over-year increase in revenues and higher spot dayrates earned by the Company’s MPSV fleet accounted for an $11.0 million year-over-year increase in revenues. These favorable variances were partially offset by a decrease in effective dayrates from the Company’s OSVs that were in-service during each of the quarters ended September 30, 2014 and 2013, due to soft market conditions in the spot market. Operating income was $50.2 million, or 30.1% of revenues, for the third quarter of 2014 compared to $37.2 million, or 28.0% of revenues, for the prior-year quarter; and $56.8 million, or 33.2% of revenues, for the second quarter of 2014. Average new generation OSV dayrates for the third quarter of 2014 were $28,049 compared to $27,545 for the same period in 2013 and $27,565 for the second quarter of 2014. New generation OSV utilization was 81.7% for the third quarter of 2014 compared to 80.7% for the year-ago quarter and 85.7% for the sequential quarter. The year-over-year increase in utilization is primarily due to 111 fewer days of regulatory drydocking during the third quarter of 2014 compared to the prior-year period. The Company’s high-spec OSVs achieved an average utilization of 78.6% for the third quarter of 2014. After adjusting for 83 days of third quarter 2014 downtime for regulatory drydockings, the Company’s commercially available high-spec OSV fleet achieved an effective utilization of 80.3%.
Operating Expenses. Operating expenses were $76.4 million for the third quarter of 2014, an increase of $17.2 million, or 29.1%, from $59.2 million for the third quarter of 2013; and an increase of $5.0 million, or 7.0%, from $71.4 million for the second quarter of 2014. The year-over-year increase in operating expenses is primarily due to an increase in the number of active vessels in the Company’s fleet during 2014 compared to 2013. The operating cost increase was comprised of a $15.4 million increase from newly constructed vessels and upgraded vessels placed in-service under the Company’s 200 class OSV retrofit program since September 2013 and a $2.1 million increase from the Company’s four MPSVs, offset in part by a decrease from the rest of the fleet.

General and Administrative (“G&A”). G&A expenses of $11.2 million for the third quarter of 2014 were 6.7% of revenues compared to $14.1 million, or 10.6% of revenues, for the third quarter of 2013. The decrease in G&A expenses was primarily attributable to (i) the valuation of the Company’s stock-based compensation expense, which was driven lower by the recent decline in stock price, (ii) lower shoreside incentive compensation expense and, to a lesser extent, (iii) a reduction in the Company’s bad debt reserve.
Depreciation and Amortization. Depreciation and amortization expense was $29.0 million for the third quarter of 2014, or $6.6 million higher than the prior-year quarter. Depreciation was $3.5 million higher due to the contribution of ten newbuild OSVs that were placed in-service on various dates since September 2013, as well as the higher cost basis of four upgraded vessels redelivered to the Company under its 200 class OSV retrofit program. The increase in amortization expense is primarily due to a higher per-vessel average in shipyard costs for vessel regulatory drydockings given the shift in fleet mix to a higher percentage of much larger high-spec vessels. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels under the Company’s current newbuild program are placed in-service and when any newly constructed vessels undergo their initial 30-month and 60-month recertifications.
Interest Expense. Interest expense decreased $3.9 million, or 33.3%, during the third quarter of 2014 compared to the same period in 2013, primarily due to lower interest expense resulting from the November 2013 retirement of the Company’s 1.625% convertible senior notes due 2026. The Company recorded $8.2 million of capitalized construction period interest, or roughly 51% of its total interest costs, for the third quarter of 2014 compared to having capitalized $8.8 million, or roughly 43% of its total interest costs, for the year-ago quarter.
Nine Month Results
Revenue from continuing operations for the first nine months increased 17.7% to $474.6 million compared to $403.3 million for the same period in 2013. Operating income from continuing operations was $132.0 million, or 27.8% of revenues, for the first nine months in 2014 compared to $127.5 million, or 31.6% of revenues, for the prior-year period. Income from continuing operations for the first nine months of 2014 increased $27.1 million to $69.1 million, or $1.89 per diluted share, compared to $42.0 million, or $1.15 per diluted share, for the first nine months of 2013. EBITDA from continuing operations for the first nine months of 2014 increased 32.6% to $217.9 million compared to $164.3 million for the first nine months of 2013. However, the Company recorded a $25.8 million ($16.1 million after-tax or $0.44 per diluted share) loss on early extinguishment of debt during the first nine months of 2013. This loss resulted from the refinancing of the Company’s 8.000% senior notes due 2017 with new 5.000% senior notes due 2021. Excluding the impact of such loss on early extinguishment of debt, EBITDA from continuing operations, income from continuing operations and diluted EPS from continuing operations for the first nine months of 2013 would have been $190.1 million, $58.0 million and $1.59 per share, respectively. The year-over-year increase in revenues from continuing operations primarily resulted from the full or partial-period contribution of 17 vessels that were placed in-service under the Company’s fifth OSV newbuild program or returned to service under the Company’s 200 class OSV retrofit program since September 2013 and, to a lesser extent, an increase in revenues from the MPSV fleet. The Company’s net income for the first nine months of 2013 included an aggregate $1.6 million ($1.0 million after-tax, or $0.03 per diluted share) gain on the sale of non-core assets.
Recent Developments
Share Repurchase Program. As separately announced today, the Company’s Board of Directors has authorized the Company to repurchase up to $150 million in shares of its common stock from time to time. The repurchase program will be funded from the Company's cash on-hand, cash flow from operations and/or cash proceeds from the divestiture of non-core assets. The Company is authorized to use different methods and plans to make the repurchases, including, but not limited to, open-market purchases, privately negotiated transactions, accelerated share repurchases and Rule 10b5-1 trading plans.
OSV-to-MPSV Flotel Conversion. Today, the Company announced that it has finalized plans to convert one of its newbuild HOSMAX 300 class OSVs that was previously placed in service under its ongoing newbuild program, the HOS Riverbend, into a 300 class MPSV flotel vessel. This new U.S.-flagged, Jones Act-qualified MPSV will require 140 days of out-of-service time and will include a 35-ton knuckle-boom crane, a motion-compensated gangway and berthing for 194 personnel. The commercial-related downtime and cash outlays are reflected in the attached data tables on page 12. Upon re-delivery in the first quarter of 2015, this vessel will be included in the Company’s MPSV fleet counts and operating statistics.
Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results from continuing operations and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 9 of this news release.

Forward Guidance
Vessel Counts. As of September 30, 2014, excluding two inactive non-core vessels, the Company’s operating fleet consisted of 60 new generation OSVs and four MPSVs. The Company has since delivered one additional HOSMAX newbuild OSV in late October 2014. The forecasted Upstream vessel counts presented in this press release reflect the anticipated fiscal 2014 OSV and MPSV newbuild deliveries discussed below. After adjusting for the OSV-to-MPSV flotel conversion discussed above, the Company’s active Upstream fleet for fiscal years 2014 and 2015 is now expected to be comprised of an average of 57.8 and 66.6 new generation OSVs, respectively. For fiscal 2014, the active new generation OSVs are comprised of an average of 27.3 “term” vessels that are currently chartered on long-term contracts and an average of 30.5 “spot” vessels that are currently operating or being offered for service under short-term charters. After adjusting for the OSV-to-MPSV flotel conversion discussed above, the Company now expects to operate an average of 4.2 and 6.1 MPSVs in fiscal years 2014 and 2015, respectively.
Contract Coverage. The Company’s forward contract coverage for its current and projected fleet of active new generation OSVs for the fourth quarter of 2014 and for fiscal 2015 is currently 62% and 27%, respectively. The Company’s forward contract coverage for its current and projected fleet of MPSVs for the fourth quarter of 2014 and for fiscal 2015 is currently 63% and 18%, respectively. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.
Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 27.3 active “term” OSVs are expected to be in the $23,000 to $24,000 range for the full-year 2014. This range does not reflect the incremental impact of any revenue expected to be derived in the remainder of fiscal 2014 from the Company’s “spot” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for its “spot” new generation OSVs or for any of its MPSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $77.0 million to $82.0 million for the fourth quarter of 2014, and $293.4 million to $298.4 million for the full-year 2014. This annual guidance range includes roughly $5.7 million of total out-of-pocket costs related to the conversion and repositioning of multiple vessels for international or specialty charter commitments. Through the third quarter, the Company has incurred $4.7 million of these operating costs and expects to incur $1.0 million in the fourth quarter. Not included in these costs is the lost revenue related to such vessels during approximately 164 days of aggregate commercial-related downtime. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for commercial-related downtime (in days) for each of the quarterly and/or annual periods presented for the fiscal years 2013, 2014, and 2015. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot vessels into international markets or back to the GoM and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expenses. General and administrative (“G&A”) expenses are expected to be in the approximate range of $13.0 million to $14.0 million for the fourth quarter of 2014, and $53.4 million to $54.4 million for the full-year 2014, commensurate with the Company’s pending fleet growth and expanding international operations. For future periods, the Company expects to remain within its historical range of G&A-to-revenue margins, as well as those of its domestic public OSV peer group.
Other Financial Data. Projected quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the fourth quarter of 2014 are $19.6 million, $10.5 million, $10.0 million, $1.4 million, $11.4 million and 37.0 million, respectively. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for the full fiscal years 2014 and 2015 is provided on page 13 of this press release. The Company’s annual effective tax rate is expected to be in the range of 36.0% to 38.0% for fiscal years 2014 and 2015.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. The Company’s fifth OSV newbuild program consists of four 300 class OSVs (one of which will be converted into an MPSV flotel), five 310 class OSVs, ten 320 class OSVs and five 310 class MPSVs. As of October 29, 2014, the Company has placed 12 vessels in-service under this program. The 12 remaining vessels under this 24-vessel domestic newbuild program are currently expected to be delivered in accordance with the table below:

	2014	2015				2016				Total
	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Estimated In-Service Dates:
300 class OSVs	—	—	—	—	—	—	—	—	—	—
310 class OSVs	—	2	—	—	—	—	—	—	—	2
320 class OSVs	3	2	—	—	—	—	—	—	—	5
Total OSVs	3	4	—	—	—	—	—	—	—	7
310 class MPSVs	1	—	—	1	1	—	1	1	—	5
Total Newbuilds	4	4	—	1	1	—	1	1	—	12

The Company continues to monitor production deficiencies experienced at one of the shipyards and to employ all tools contractually available to improve progress and to ensure all possible efforts are made to meet the requirements of the contract. Production at the other two yards remains on-time or ahead of schedule on a combined basis. The full-year 2014 average vessel-delivery projections have not changed materially since last reported. Based on the updated schedule above of projected vessel in-service dates and the pending 300 class OSV-to-MPSV flotel conversion, the Company now expects to own and operate 64 and 67 new generation OSVs as of December 31, 2014 and 2015, respectively. These vessel additions result in a projected average new generation OSV fleet complement of 57.8, 66.6 and 67.0 vessels for the fiscal years 2014, 2015 and 2016, respectively. Based on the updated schedule above of projected vessel in-service dates and the pending 300 class OSV-to-MPSV flotel conversion, the Company now expects to own and operate five, eight and ten MPSVs as of December 31, 2014, 2015, and 2016, respectively. These vessel additions result in a projected average MPSV fleet complement of 4.2, 6.1, 8.8 and 10.0 vessels for the fiscal years 2014, 2015, 2016 and 2017, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1.25 billion, of which $370.9 million, $134.1 million and $28.6 million are expected to be incurred in fiscal years 2014, 2015 and 2016, respectively. From the inception of this program through September 30, 2014, the Company has incurred $969.7 million, or 77.6%, of total expected project costs, including $59.5 million that was spent during the third quarter of 2014.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2013, 2014, and 2015. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its Upstream fleet of vessels will be approximately $66.5 million and $25.7 million for the full fiscal years 2014 and 2015, respectively.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 12 of this press release for a summary, by period, of historical and projected data for other capital expenditures, for each of the quarterly and/or annual periods presented for the fiscal years 2013, 2014 and 2015. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $44.1 million and $26.5 million, respectively, for the full fiscal years 2014 and 2015, respectively.

Liquidity Outlook
As of September 30, 2014, the Company had a cash balance of $243.8 million and an undrawn $300 million revolving credit facility. Together with cash on-hand, the Company expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the remaining 12 HOSMAX vessels under construction, commercial-related capital expenditures, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes through the completion of the newbuild program, as well as discretionary share repurchases from time to time, without ever having to use its currently undrawn revolving credit facility. The Company has no funded debt outstanding that matures any sooner than fiscal 2019.
Conference Call
The Company will hold a conference call to discuss its third quarter 2014 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, October 30, 2014. To participate in the call, dial (719) 325-2361 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through November 13, 2014, and may be accessed by calling (719) 457-0820 and using the pass code 5527888#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 67 vessels primarily serving the energy industry and has 12 additional high-spec Upstream vessels under construction for delivery through 2016.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM or other drilling regions; the Company’s inability to successfully complete the remainder of its current vessel newbuild and conversion programs on-time and on-budget, which involves the construction, conversion and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing, converting or might acquire; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; a sustained weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; reductions in capital spending budgets by customers; a material reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; less than expected growth in Mexican offshore activities; significant and sustained declines in oil and natural gas prices; further increases in operating costs, such as mariner wage increases; the inability to accurately predict vessel utilization levels and dayrates; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure and field development demand in the GoM and other markets; fewer than anticipated deepwater and ultra-deepwater drilling units operating in the GoM or other regions that the Company operates in; the level of fleet additions by the Company and its competitors that could result in over capacity in the markets in which the Company competes; economic and political risks; weather-related risks; the shortage of or the inability to attract and retain qualified personnel, including vessel personnel for active and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Further, the Company can give no assurance regarding when and to what extent it will affect share repurchases. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 7 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Revenues	$166,890	$171,099	$132,915	$474,574	$403,252
Costs and expenses:
Operating expenses	76,425	71,405	59,180	216,411	174,175
Depreciation and amortization	29,011	27,543	22,436	85,914	62,763
General and administrative expenses	11,220	15,487	14,114	40,392	40,433
	116,656	111,435	95,730	342,717	277,371
Gain on sale of assets	—	92	3	161	1,572
Operating income	50,234	56,756	37,188	132,018	127,453
Other income (expense):
Loss on early extinguishment of debt	—	—	—	—	(25,776)
Interest income	233	283	681	880	1,926
Interest expense	(7,808)	(7,016)	(11,708)	(22,056)	(38,672)
Other income (expense), net [1]	52	40	(137)	15	(153)
	(7,523)	(6,693)	(11,164)	(21,161)	(62,675)
Income before income taxes	42,711	50,063	26,024	110,857	64,778
Income tax expense	16,152	18,838	8,228	41,719	22,787
Income from continuing operations	26,559	31,225	17,796	69,138	41,991
Income from discontinued operations, net of tax	(204)	8	41,368	216	47,162
Net income	$26,355	$31,233	$59,164	$69,354	$89,153
Earnings per share
Basic earnings per common share from continuing operations	$0.73	$0.86	$0.49	$1.91	$1.17
Basic earnings (loss) per common share from discontinued operations	(0.01)	—	1.15	—	1.32
Basic earnings per common share	$0.72	$0.86	$1.64	$1.91	$2.49
Diluted earnings per common share from continuing operations	$0.72	$0.85	$0.49	$1.89	$1.15
Diluted earnings (loss) per common share from discontinued operations	(0.01)	—	1.12	—	1.29
Diluted earnings per common share	$0.71	$0.85	$1.61	$1.89	$2.44
Weighted average basic shares outstanding	36,318	36,254	36,038	36,247	35,841
Weighted average diluted shares outstanding [2]	36,857	36,775	36,663	36,778	36,511

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Offshore Supply Vessels:
Average number of new generation OSVs [3]	58.9	56.0	50.0	56.4	50.3
Average new generation OSV fleet capacity (deadweight) [3]	185,465	167,846	130,535	170,202	128,532
Average new generation OSV capacity (deadweight)	3,147	2,997	2,611	3,015	2,554
Average new generation utilization rate [4]	81.7%	85.7%	80.7%	81.0%	85.2%
Average new generation dayrate [5]	$28,049	$27,565	$27,545	$27,345	$26,225
Effective dayrate[6]	$22,916	$23,623	$22,229	$22,149	$22,344

	As of September 30, 2014	As of December 31, 2013
Cash and cash equivalents	$243,794	$439,291
Working capital	319,222	518,959
Property, plant and equipment, net	2,398,159	2,125,374
Total assets	2,905,430	2,834,280
Total long-term debt	1,071,072	1,064,092
Stockholders’ equity	1,371,494	1,295,428

	Nine Months Ended
	September 30, 2014	September 30, 2013
Cash provided by operating activities	$119,701	$167,201
Cash used in investing activities	(319,723)	(378,622)
Cash provided by financing activities	2,403	187,538

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
CONTINUING OPERATIONS:
Vessel revenues	$163,456	$167,742	$130,541	$465,227	$398,585
Non-vessel revenues	3,434	3,357	2,374	9,347	4,667
Total revenues	$166,890	$171,099	$132,915	$474,574	$403,252
Operating income	$50,234	$56,756	$37,188	$132,018	$127,453
Operating margin	30.1%	33.2%	28.0%	27.8%	31.6%
Components of EBITDA [7]
Income from continuing operations	$26,559	$31,225	$17,796	$69,138	$41,991
Interest expense, net	7,575	6,733	11,027	21,176	36,746
Income tax expense	16,152	18,838	8,228	41,719	22,787
Depreciation	18,201	17,612	13,854	51,998	40,498
Amortization	10,810	9,931	8,582	33,916	22,265
EBITDA [7]	$79,297	$84,339	$59,487	$217,947	$164,287
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$—	$25,776
Stock-based compensation expense	2,101	3,685	3,185	8,417	9,603
Interest income	233	283	681	880	1,926
Adjusted EBITDA [7]	$81,631	$88,307	$63,353	$227,244	$201,592
EBITDA [7] Reconciliation to GAAP:
EBITDA [7]	$79,297	$84,339	$59,487	$217,947	$164,287
Cash paid for deferred drydocking charges	(10,008)	(19,725)	(10,435)	(39,648)	(25,444)
Cash paid for interest	(13,878)	(11,390)	(12,284)	(39,150)	(40,216)
Cash paid for taxes	(2,400)	(774)	(1,394)	(4,111)	(3,319)
Changes in working capital	4,485	(32,236)	30,580	(23,118)	37,965
Stock-based compensation expense	2,101	3,685	3,185	8,417	9,603
Loss on early extinguishment of debt	—	—	—	—	25,776
Changes in other, net	(618)	119	265	(636)	(1,451)
Net cash provided by operating activities	$58,979	$24,018	$69,404	$119,701	$167,201
DISCONTINUED OPERATIONS:
Revenues	$—	$—	$11,383	$12	$42,885
Operating income	(318)	13	65,181	338	74,485
Operating margin	nmf	nmf	nmf	nmf	nmf
Components of EBITDA [7]
Income from discontinued operations	$(204)	$8	$41,368	$216	$47,162
Interest expense, net	—	—	—	—	—
Income tax expense (benefit)	(114)	5	23,813	122	27,325
Depreciation	—	—	1,004	29	5,083
Amortization	—	—	765	—	3,266
EBITDA [7]	$(318)	$13	$66,950	$367	$82,836
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$—	$—
Stock-based compensation expense	—	—	—	—	26
Interest income	—	—	—	—	—
Adjusted EBITDA [7]	$(318)	$13	$66,950	$367	$82,862
EBITDA [7] Reconciliation to GAAP:
EBITDA [7]	$(318)	$13	$66,950	$367	$82,836
Cash paid for deferred drydocking charges	—	—	(244)	—	(3,961)
Cash paid for interest	—	—	—	—	—
Cash paid for taxes	—	—	—	—	—
Changes in working capital	431	(162)	(1,607)	1,078	(2,094)
Stock-based compensation expense	—	—	—	—	26
Loss on early extinguishment of debt	—	—	—	—	—
Changes in other, net	—	—	(60,046)	(655)	(60,076)
Net cash provided by (used in) operating activities	$113	$(149)	$5,053	$790	$16,731

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data from Continuing Operations (unaudited):

Historical Data:
	Three Months Ended			Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	5.0	6.0	19.0	15.0
Commercial downtime (in days)	83	272	194	636	450
MPSVs
Number of vessels commencing drydock activities	1.0	—	—	2.0	—
Commercial downtime (in days)	31	—	—	40	—

Commercial-related Downtime[8]:
200 class OSV retrofit program
Number of vessels commencing retrofit activities	—	—	2.0	—	4.0
Commercial downtime (in days)	—	—	217	—	617

New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	—	—	1.0	—
Commercial downtime (in days)	—	—	—	83	—

MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$10,008	$19,725	$10,435	$39,648	$25,444
Other vessel capital improvements	2,847	10,335	1,807	20,331	6,278
	12,855	30,060	12,242	59,979	31,722
Other Capital Expenditures:
200 class OSV retrofit program	—	—	15,907	122	37,603
Commercial-related vessel improvements	8,393	5,631	872	21,409	2,491
Non-vessel related capital expenditures	1,619	639	521	2,814	3,459
	10,012	6,270	17,300	24,345	43,553
	$22,867	$36,330	$29,542	$84,324	$75,275
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$59,538	$87,073	$115,886	$253,291	$328,807

Forecasted Data [9]:
	1Q 2014A	2Q 2014A	3Q 2014A	4Q 2014E	2014E	2015E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	12.0	5.0	2.0	1.0	20.0	15.0
Commercial downtime (in days)	281	272	83	22	658	446
MPSVs
Number of vessels commencing drydock activities	1.0	—	1.0	—	2.0	—
Commercial downtime (in days)	9	—	31	—	40	—

Commercial-related Downtime[8]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	1.0	—	—	1.0	2.0	—
Commercial downtime (in days)	83	—	—	81	164	59

MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$9.9	$19.7	$10.0	$5.8	$45.4	$23.9
Other vessel capital improvements	7.1	10.4	2.9	0.7	21.1	1.8
	17.0	30.1	12.9	6.5	66.5	25.7
Other Capital Expenditures:
200 class OSV retrofit program	0.1	—	—	—	0.1	—
Commercial-related vessel improvements	7.4	5.6	8.4	15.9	37.3	18.5
Non-vessel related capital expenditures	0.6	0.6	1.6	3.9	6.7	8.0
	8.1	6.2	10.0	19.8	44.1	26.5
	$25.1	$36.3	$22.9	$26.3	$110.6	$52.2
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$106.7	$87.1	$59.5	$117.6	$370.9	$134.1

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels, Contract Backlog and Tax Rate)
Forward Guidance of Selected Data from Continuing Operations (unaudited):

	4Q 2014E Avg Vessels	4Q 2014E Contract Backlog	Full-Year 2014E Avg Vessels	Full-Year 2015E Avg Vessels	Full-Year 2015E Contract Backlog
Fleet Data (as of 29-Oct-2014):
Upstream
New generation OSVs - Term [10]	29.7	97%	27.3	17.9	99%
New generation OSVs - Spot [11]	32.4	30%	30.5	48.7	0%
New generation OSVs - Total	62.1	62%	57.8	66.6	27%
New generation MPSVs	4.7	63%	4.2	6.1	18%
Total Upstream	66.8		62.0	72.7

	4Q 2014E Range		Full-Year 2014E Range
Cost Data:	Low [12]	High [12]	Low [12]	High [12]

Operating expenses	$77.0	$82.0	$293.4	$298.4
General and administrative expenses	$13.0	$14.0	$53.4	$54.4

	1Q 2014A	2Q 2014A	3Q 2014A	4Q 2014E	2014E	2015E
Other Financial Data:
Depreciation	$16.2	$17.6	$18.2	$19.6	$71.6	$88.1
Amortization	13.2	9.9	10.8	10.5	44.4	33.1
Interest expense, net:
Interest expense	$13.7	$13.7	$13.7	$13.7	$54.8	$54.4
Incremental non-cash OID interest expense [13]	2.3	2.3	2.4	2.4	9.4	10.1
Capitalized interest	(8.7)	(9.0)	(8.2)	(6.0)	(31.9)	(14.9)
Interest income	(0.4)	(0.3)	(0.2)	(0.1)	(1.0)	(1.0)
Total interest expense, net	$6.9	$6.7	$7.7	$10.0	$31.3	$48.6

Income tax rate	37.2%	37.6%	37.8%	37.7%	37.7%	37.0%
Cash income taxes	$0.9	$0.8	$2.4	$1.4	$5.5	$5.3
Cash interest expense	13.9	11.4	13.9	11.4	50.6	50.6
Weighted average diluted shares outstanding [14]	36.7	36.8	36.9	37.0	37.0	37.3

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
For the three and nine months ended September 30, 2014 and 2013 and the three months ended June 30, 2014, the Company had no anti-dilutive stock options. As of September 30, 2014, June 30, 2014, and September 30, 2013, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes. As of September 30, 2013, the 1.625% convertible senior notes retired in November 2013 were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]
The Company owned 60 new generation OSVs as of September 30, 2014, and placed in-service one HOSMAX newbuild OSV in October 2014. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are four MPSVs owned and operated by the Company.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[6]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[7]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.
In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.
Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[8]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[9]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.

[10]
As of October 29, 2014, the Company’s active fleet of 30 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration at inception) was comprised of the following fleet mix: seven 200 class OSVs, nineteen 240 class OSVs and four 300 class OSVs.

[11]
As of October 29, 2014, the Company’s active fleet of 31 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration at inception) or additional “term” contracts was comprised of the following fleet mix: six 200 class OSVs, twelve 240 class OSVs, four 265 class OSVs and nine 300 class OSVs.

[12]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[13]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[14]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

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